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                                                                    EXHIBIT 99.1

[LETTERHEAD WAXMAN]

                                                                    NEWS RELEASE



                       WAXMAN INDUSTRIES, INC. ANNOUNCES
                          SALE OF INTEREST IN BARNETT

             Comprehensive Financial Restructuring Plan Proceeding
             -----------------------------------------------------

Bedford Heights, Ohio -- October 2, 2000 - Waxman Industries, Inc. (OTCBB -WAXX), a holding company for businesses supplying specialty plumbing and other products to the U.S. repair and remodeling market, reported it completed the sale of its remaining interest in Barnett Inc. (NASDAQ - BNTT), raising approximately $92.5 million, which is being utilized for the comprehensive financial restructuring of the Company, including the reduction of debt. Earlier this month, the Company sold 160,723 of its Barnett shares to Barnett, raising $2.0 million.

The sale proceeds have been used to reduce the Company's bank facility by approximately $11.0 million, to pay taxes, to redeem the remaining $35.9 million of Waxman USA's 11 1/8% Senior Notes (the "Senior Notes") and to pay interest due on the Waxman Industries' 12 3/4% Deferred Coupon Notes (the "Deferred Coupon Notes"). The remaining net proceeds have been placed in a segregated account, which will be used to satisfy all of the $99.3 million of Deferred Coupon Notes. The completion of the Barnett Stock sale was an integral element of the Debt Reduction Agreement entered into in December 1999 by the Company and an Ad Hoc Committee representing the holders of approximately 87% of its Deferred Coupon Notes and approximately 65% of the Senior Notes.

In order to more effectively complete the restructuring plan, and to cause the remaining Deferred Coupon Note holders to accept the same discount as the committee members, Waxman Industries Inc. will file a pre-negotiated plan of reorganization with the Bankruptcy Court. This Plan was jointly developed and will be jointly sponsored by the committee of Deferred Coupon Note holders, the only impaired class of creditors. The Company believes that the Joint Plan should proceed quickly because the holders of approximately 97% of the Deferred Coupon Notes have voted in favor of the Joint Plan. The Company expects to complete its Plan in calendar 2000.

The restructuring plan does not involve any of the Company's operating subsidiaries, including Waxman Consumer Products Group, Medal of Pennsylvania, Inc., WAMI Sales Inc., or the operations in Taiwan and China (TWI and CWI). The operating subsidiaries, which have their own bank credit facility, will continue to pay all of their trade creditors, employees and other liabilities under normal trade conditions.


CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements on this Press Release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the Company and its management. When used in this document, the words "anticipate," "believe,"

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"continue," "estimate," "expect," "intend," "may," "should," and similar expressions are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, the risk that the Company may not be able to implement its deleveraging strategy, risks associated with currently unforeseen competitive pressures and risks affecting the Company's industry, such as decreased consumer spending, customer concentration issues and the effects of general economic conditions. In addition, the Company's business, operations and financial condition are subject to the risks, uncertainties and assumptions which are described in the Company's reports and statements filed from time to time with the Securities and Exchange Commission. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.